Exhibit 99.1

Janus Contact:	May 4, 2007

Blair Johnson: 720-210-1439

MICHAEL BILLS RESIGNS FROM JANUS CAPITAL GROUP BOARD OF DIRECTORS;

JANUS REPORTS RESTRICTED STOCK AWARDS TO CHIEF OPERATING OFFICER

DENVER — Janus Capital Group Inc. (NYSE: JNS) today announced the resignation of Michael D. Bills from its board of directors effective May 2, 2007.

“I have enjoyed working with the board during the last three years and I am proud of the progress we’ve made,” said Bills.  “However, the demands and opportunities of my business do not allow me the necessary time to continue to serve as a director.  I’m confident that Janus is in excellent hands and believe it’s well positioned for continued success.”

Steve Scheid, Chairman of the Janus board, said, “Michael has added great value and he will be missed by the board and management alike.”

Also, as required by New York Stock Exchange rules, Janus today reported two restricted stock awards made May 4, 2007 to Andrew Iseman.  Iseman joined Janus February 26, 2007, and became Chief Operating Officer of Janus Capital Group Inc. May 1, 2007.  The first award consists of 19,418 shares of restricted stock that will have a two-year vesting schedule with the first vesting event occurring February 1, 2008.  The second award consists of 25,554 shares of restricted stock that will have a three-year vesting schedule with the first vesting event occurring February 1, 2008.

In accordance with NYSE Rule 303A.08, the restricted stock grant requires a public announcement of the award and written notice to the NYSE.

About Janus Capital Group Inc.

Founded in 1969, Denver-based Janus Capital Group Inc. (Janus) is a recognized leader of growth and risk-managed investment strategies. Our commitment to deliver for investors is rooted in our research-intensive approach and relentless passion to gain a competitive edge.

At the end of March 2007, Janus managed approximately $176.2 billion in assets for more than four million shareholders, clients and institutions around the world.  Outside the U.S., Janus has offices in London, Tokyo and Hong Kong.  Janus Capital Group consists of Janus Capital Management LLC, Enhanced Investment Technologies, LLC (INTECH), and Capital Group Partners, Inc. (doing business as Rapid Solutions Group). In addition, Janus Capital Group owns 30% of Perkins, Wolf, McDonnell and Company, LLC.

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